For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE


     FIRST KEYSTONE ANNOUNCES RECORD SECOND QUARTER EARNINGS

Berwick, Pennsylvania   July 30, 2002 - First Keystone
Corporation (OTC BB: FKYS), parent company of The First National
Bank of Berwick, today reported net income of $1,719,000 for the second quarter ending June 30, 2002, an increase of 38% over the second quarter of 2001.

Net income for the six months ended June 30, 2002, amounted to $3,391,000, an increase of 39% from the $2,447,000 net income reported June 30, 2001. On a per share basis, net income per share increased to $1.14 as of June 30, 2002, from $.82 in 2001 (adjusted to reflect a 5% stock dividend declared June 25, 2002, to shareholders of record on July 16, 2002, and payable August 6,
2002). Return on average equity for the six months ended June 30, 2002, was 16.34% and return on average assets was 1.70%, up from 13.00% and 1.30% as of June 30, 2001.

Total assets increased to $412,254,000 as of June 30, 2002, an increase of $20,974,000 from June 30, 2001. Total deposits increased to $308,480,000 and stockholders' equity increased to $44,050,000 as of June 30, 2002.

The Bank is opening its newest office at 179 South Wyoming
Avenue, Kingston, Pennsylvania, today. The First National Bank of Berwick now operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: Legg Mason Wood Walker, Inc., 800-888-6673; Janney Montgomery Scott, Inc., 800-526-6397;
Ferris, Baker, Watts, Inc., 800-638-7411; F. J. Morrissey & Co., 800-842-8928; Ryan, Beck and Company, 800-223-8969; and Boenning & Scattergood, Inc., 800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.


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